UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): January 24, 2014

American Greetings Corporation

(Exact Name of Registrant as Specified in its Charter)

Ohio	1-13859	34-0065325
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One American Road Cleveland, Ohio	44144
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (216) 252-7300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 24, 2014, American Greetings Corporation, an Ohio corporation (the “Company”), Century Intermediate Holding Company, a Delaware corporation (“Holdings”), and certain wholly-owned domestic direct and indirect subsidiaries of the Company entered into the First Amendment to Credit Agreement (the “Amendment”), which amends the Credit Agreement dated as of August 9, 2013 (the “Credit Agreement”), among the Company, Holdings, the lenders party thereto (the “Lenders”), PNC Bank, National Association, as the revolver agent and the collateral agent, and Bank of America, N.A., as the global administrative agent.

The Amendment modifies the Credit Agreement to, among other things, permit the Company to: (i) convert from a “C corporation” to an “S corporation” for U.S. federal income tax purposes (the “S-Corp Conversion”), (ii) in connection with the S-Corp Conversion, (x) change its fiscal year to end on December 31 of each year, (y) change its inventory accounting method from last-in, first-out to first-in, first-out and (z) make S-Corp Tax Distributions (as defined in the Amended Credit Agreement) distributions to the holders of its capital stock while the Company is treated as an S corporation or disregarded entity of an S corporation, (iii) make Restricted Payments (as defined in the Credit Agreement) to enable the payment of current interest on certain senior unsecured notes issued by an indirect parent company of the Company in a principal amount not to exceed $300,000,000, (iv) make a one-time Restricted Payment of up to $50,000,000 to Holdings, so long as on or about the date of such Restricted Payment Holdings redeems Series A Preferred Stock of Holdings from the holders thereof in an amount of not less than such Restricted Payment, (v) make certain additional capital expenditures each year primarily related to the Company’s information systems refresh project and (vi) make changes to certain definitions to exclude the accounting treatment of the future lease that may be entered into in connection with the new world headquarters.

Certain of the agents and the lenders under the Credit Agreement have in the past provided, are currently providing and may in the future provide advisory and lending services to, or engage in transactions with, the Company and its subsidiaries or affiliates (including through certain subsidiaries or affiliates of such agents and lenders). The agents and the lenders have received, and may in the future receive, customary compensation from the Company and its subsidiaries or affiliates for such services and in respect of such transactions.

The above description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment and the Credit Agreement, which are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 24, 2014, Century Intermediate Holding Company, the sole shareholder of the Company, approved by written consent an increase in the number of members on the Company’s Board of Directors from five to six and the election of Michael J. Merriman, Jr. as director. Mr. Merriman will serve until the next annual meeting of shareholders, until his successor is elected, or until his earlier removal, resignation or death. The Company expects that Mr. Merriman also will serve on the Audit Committee of the Board of Directors.

As a non-employee director of the Company, Mr. Merriman will be paid an annual retainer of $150,000. In addition, Mr. Merriman will be reimbursed for the costs and expenses that he may incur for attending Board of Directors and Committee meetings.

Michael J. Merriman, Jr. served as a director of the Company from 2006 until the Company’s privatization in 2013, after which Mr. Merriman resigned. Mr. Merriman has been an Operating Advisor with Resilience Capital Partners, LLC (a private equity firm) since 2008 and has been the Chairman of CR Brands, Inc. (a manufacturer and marketer of household cleaning and laundry products and a portfolio company of Resilience Capital Partners) since 2012. From 2006 until its sale in 2007, Mr. Merriman served as Chief Executive Officer of The Lamson & Sessions Co. (a manufacturer of thermoplastic conduit, fittings and electrical switch and outlet boxes). Prior to joining Lamson & Sessions, Mr. Merriman served as the Senior Vice President and Chief Financial Officer of the Company from 2005 until 2006. He served as the President and Chief Executive Officer of Royal Appliance Mfg. Co. (a publicly-held manufacturer and marketer of Dirt Devil vacuum cleaners) from 1995 until 2004, was its Chief Financial Officer from 1992 to 1995 and served on its Board of Directors from 1993 to 2004. Mr. Merriman served as a director of RC2 Corporation (a publicly-held manufacturer of pre-school toys and infant products) from 2004 until its sale in 2011. Mr. Merriman has served as a director of Nordson Corporation (a publicly-held manufacturer of equipment used for precision dispensing, testing and inspection, surface preparation and curing) since 2008; OMNOVA Solutions Inc. (a publicly-held innovator of emulsion polymers, specialty chemicals, and decorative and functional surfaces) since 2008; and Regis Corporation (a publicly-held operator of beauty salons in North America and Europe, including Supercuts, Smart Style Salons in Wal-Mart stores and Regis Salons in malls) since 2011. Mr. Merriman is also a director of Boys Hope Girls Hope of Northeast Ohio, True Hero, Inc. and John Carroll University.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

The disclosure set forth above under Item 5.02, “Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers,” is hereby incorporated by reference into this Item 5.07.

Item 7.01.	Regulation FD Disclosure.

The information in this Item 7.01 shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference.

Recent Results

North American Segment

Based on preliminary point of sale (“POS”) data that the Company received from customers representing approximately 80% of its North American greeting cards sales for Christmas, as measured against prior year Christmas sales, the Company believes that its North American Christmas greeting card sales (in dollars), including new distribution, trended favorably versus the prior Christmas season at about a 4% increase. While the Company is cautiously optimistic given this early information, these estimates of sales performance are based on preliminary POS data provided by its customers, which are not subject to accounting controls and are therefore subject to change based on actual results for the 2013 Christmas seasonal card program.

International Segment

For the month of December, based on preliminary results, total revenue within the Company’s International Social Expression Products segment, excluding the impact of eliminating intercompany sales to the Retail Operations segment and the impact of foreign currency exchange movements, improved approximately 2% compared to the prior-year month.

Retail Operations Segment

The Company’s Retail Operations segment operates approximately 400 stores in the United Kingdom and, as is typical of many retail businesses, its operations are highly seasonal with the annual profitability of this segment depending on performance during our fourth fiscal quarter. Given that the Company only purchased the Clinton Cards retail stores out of bankruptcy administration in June 2012, the Company cannot accurately predict this segment’s performance as efforts to stabilize and turnaround the segment’s performance continues. During this fiscal year’s third quarter, total revenue was approximately $2.8 million lower than the prior-year period and net sales at stores open one year or more were down approximately 2.2% compared to the prior-year period. The Company does not expect this trend to improve for the fourth fiscal quarter ending February 28, 2014.

Item 9.01.	Financial Statements and Exhibits.

The following exhibits are furnished with this Current Report on Form 8-K:

10.1	First Amendment to Credit Agreement, dated as of January 24, 2014, among the Company, Holdings, certain wholly-owned domestic direct and indirect subsidiaries of the Company, the Lenders, PNC, as the revolver agent and the collateral agent, and Bank of America, N.A., as the global administrative agent (filed herewith).

10.2	Credit Agreement, dated as of August 9, 2013, among the Company, Holdings, the Canadian Borrowers (as defined therein) from time to time party thereto, Bank of America, N.A., as the global administrative agent, PNC, as the revolver agent, swing line lender, an issuer of letters of credit and the collateral agent, and the lenders and other agents party thereto (incorporated by reference herein from Exhibit 10.1 to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on August 13, 2013; File No. 001-13859).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

American Greetings Corporation
(Registrant)

By:	/s/ Christopher W. Haffke
Christopher W. Haffke
Vice President, General Counsel and
Secretary

Date: January 28, 2014

EXHIBIT INDEX

Number	Exhibit

10.1	First Amendment to Credit Agreement, dated as of January 24, 2014, among American Greetings Corporation, Century Intermediate Holding Company, certain wholly-owned domestic direct and indirect subsidiaries of American Greetings Corporation, the lenders party thereto, PNC Bank, National Association, as the revolver agent and the collateral agent, and Bank of America, N.A., as the global administrative agent (filed herewith)

10.2	Credit Agreement, dated as of August 9, 2013, among Century Merger Company, Holdings, the Canadian Borrowers from time to time party thereto, Bank of America, N.A., as the global administrative agent, PNC Bank, National Association, as the revolver agent, swing line lender, an issuer of letters of credit and the collateral agent, and the lenders and other agents party thereto (incorporated by reference herein from Exhibit 10.1 to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on August 13, 2013; File No. 001-13859)